Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
NOVEMBER 1, 2012		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2012 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.1 billion bank holding company with two bank subsidiaries, announced its financial results for the third quarter of 2012.  Premier realized income of $2,411,000 (37 cents per diluted share) during the quarter ending September 30, 2012, a 33.0% increase from the $1,813,000 of net income reported for the third quarter of 2011.  The increase in net income in 2012 is largely due to a decrease in interest expense, and non-interest expense.  These items more than offset a decrease in interest income and non-interest income plus an increase in the provision for loan losses.  On a diluted per share basis, Premier earned $0.37 during the third quarter of 2012 compared to $0.19 per share earned during the third quarter of 2011.  For the first nine months of 2012 Premier realized net income of $7,333,000 (90 cents per diluted share) compared to $4,513,000 (45 cents per diluted share) earned during the first nine months of 2011.

President and CEO Robert W. Walker commented, “We are once again pleased with our quarterly earnings and per share results.  It should be noted that while not included in our reported net income, our per share results were impacted in a positive way by the discount realized upon our August 2012 redemption of 10,252 shares of our Series A Preferred Stock owned by the U.S. Treasury.  The effect was to increase our earnings per share by approximately 11 cents for the third quarter and first nine months of 2012.

“With our release from the July 29, 2010 Written Agreement with the Federal Reserve Bank of Richmond (“FRB”), we also resumed paying a quarterly cash dividend to common shareholders at the end of September.  Our operating expenses are down because our 2011 data conversion is behind us and we are realizing cost savings on the new system.  We continue to realize savings in staff costs, equipment costs, and supplies.  Interest expense continues to decrease due to the extended low interest rate environment.  However, interest income is also being negatively affected by the extended low interest rate environment, as yields on earning assets continue to decrease.  We are realizing some opportunities to liquidate troubled assets for reasonable values and continue to work toward reducing our non-performing loans outstanding.”

Net interest income for the quarter ending September 30, 2012 totaled $11.017 million, compared to $11.214 million of net interest income earned in the third quarter of 2011.  When compared to the third quarter of 2011, net interest income decreased by $197,000, or 1.8%, largely due to a $493,000 decrease in interest income earned on loans and an $184,000 decrease in interest income earned on investments.  The decreases in interest income were partially offset by $477,000 of savings on interest expense.  Total interest income earned in the third quarter of 2012 decreased by $674,000, or 5.1%, when compared to the third quarter of 2011, largely due to a $493,000, or 4.4%, decrease in interest income on loans.  The decrease in interest income on loans is largely due to a $16.7 million, or 2.4%, decrease in average loans outstanding during the quarter compared to the third quarter of 2011, combined with a decrease in average loan yields of 13 basis points.  Moreover, interest income on investments decreased by $184,000, or 9.3%, as yields on investments have fallen by 42 basis points when compared to the third quarter of 2011.  Total interest expense in the third quarter of 2012 decreased by $477,000, or 23.4%, when compared to the third quarter of 2012, largely due to a $393,000, or 22.5%, decrease in interest expense on deposits.  Otherwise, a $48,000 decrease in interest expense on FHLB advances at the subsidiary banks was complemented by a $21,000, or 10.0%, decrease in interest expense on other borrowings at the parent company and a $15,000 decrease in interest expense on repurchase agreements and other short-term borrowings.

Exhibit 99.1 - Continued

During the quarter ending September 30, 2012, Premier recorded $1.26 million of provision for loan losses compared to $810,000 of provision expense during the same quarter of 2011.  Provision expense in 2012 was largely to provide for loans identified as impaired under Premier’s internal analyses of evaluating credit risk as management monitors the extended decline in economic conditions and the related impact on borrowers’ repayment abilities.  While total non-accrual loans have decreased by $7.9 million during the first nine months of 2012, non-accrual loans increased by $4.7 million during the third quarter of 2012.  Most of the decreases in non-accrual loans in the first half of 2012 were discounted at the time of purchase and therefore a significant level of specific reserves on these loans was deemed not to be necessary.  Further evidence of Premier’s elevated credit risk includes higher levels of loan charge-offs and other real estate owned as a result of foreclosures.  The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.  Net charge-offs increased by $1.4 million in the first nine months of 2012 when compared to the same period of 2011, largely due to the foreclosure on a West Virginia based loan during the first quarter that was identified in 2011 as a non-performing loan and the charge-off of five relationships during the next two quarters of 2012 identified as impaired in prior years.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ending September 30, 2012 totaled $6.241 million compared to $7.671 million in the third quarter of 2011.  The $1.4 million decrease in net overhead costs when compared to the third quarter of 2011 is largely due to reductions in 2012 data processing costs and staff costs plus expenses recorded in 2011 related to Premier’s conversion to a new operating system.  Non-interest income decreased by $203,000, or 10.9%, in the third quarter of 2012 when compared to the third quarter of 2011 as a $60,000, or 13.6%, increase in electronic banking income was more than offset by a $102,000, or 10.0% decrease in service charges on deposit accounts, a $34,000, or 31.5%, decrease in secondary market mortgage revenue and a $127,000, or 43.1%, decrease in other types of non-interest income.  Non-interest expenses decreased by $1.6 million, or 17.1%, in the third quarter of 2012 compared to the second quarter of 2012, more than offsetting the decrease in non-interest income.  Decreases in non-interest expenses include a $104,000, or 10.9%, decrease in data processing expenses, a $454,000, or 10.9%, decrease in staff costs, a $282,000, or 59.9%, decrease in loan collection expenses, a $65,000, or 37.8%, decrease in expenses for bank supplies and $884,000 of conversion expenses recorded in 2011.  These expense reductions more than offset a $77,000 increase in professional fees, a $56,000 increase in expenses and writedowns related to other real estate owned and an $81,000 increase in FDIC insurance expense.

Not included in net overhead costs, but certainly improving the net income for the quarter, Premier also realized a $273,000 gain on the early call of an investment security during the third quarter of 2012.

Total assets as of September 30, 2012 were up $9.6 million, or 0.9%, from the $1.1 billion of total assets at year-end 2011.  The increase in total assets since year-end is largely due to a $22.3 million, or 8.0%, increase in securities available for sale and a $1.6 million increase in total loans outstanding.  In the third quarter alone, total loans outstanding increased by $22.2 million.  These increases were substantially offset by a $6.0 million decrease in federal funds sold, a $1.6 million decrease in cash and due from banks and a $6.0 million decrease in other assets.  Other real estate owned increased by $189,000, largely due to one significant $2.5 million foreclosure during the first quarter of 2012, substantially offset by various property sales during the first nine months of 2012.  The proceeds to fund the growth in total assets came from an $18.9 million, or 2.6%, increase in interest bearing deposits, a $1.1 million, or 4.8% , increase in customer repurchase agreements and a $2.4 million, or 1.2%, increase in non-interest bearing deposits.  A portion of these proceeds were used to repay all $10.1 million of FHLB advances at maturity, reduce other borrowings by $1.6 million, or 8.6%, and redeem $10.3 million of Premier’s Series A Preferred Stock from the U.S. Treasury.  Shareholders’ equity of $142.4 million equaled 12.6% of total assets at September 30, 2012, which compares to shareholders’ equity of $144.0 million or 12.8% of total assets at December 31, 2011.  The decrease in shareholders’ equity was largely due to the redemption of $10.3 million of Premier’s Series A Preferred Stock from the U.S. Treasury, substantially offset by $7.3 million of net income during the first nine months of the year plus a $1.9 million, net of tax, increase in the market value of the investment portfolio available for sale.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Exhibit 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the period ending September 30, 2012

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2012	2011	2012	2011
Interest Income	12,580	13,254	38,752	39,753
Interest Expense	1,563	2,040	5,009	6,418
Net Interest Income	11,017	11,214	33,743	33,335
Provision for Loan Losses	1,260	810	2,960	3,150
Net Interest Income after Provision	9,757	10,404	30,783	30,185
Non-Interest Income	1,663	1,866	4,812	5,193
Gain on Securities Disposition	273	-	273	18
Non-Interest Expenses	7,904	9,537	24,564	28,560
Income Before Taxes	3,789	2,733	11,304	6,836
Income Taxes	1,378	920	3,971	2,323
NET INCOME	2,411	1,813	7,333	4,513
Discount on Redemption of Preferred Stock	904	-	904	-
Preferred Stock Dividends and Accretion	(297)	(305)	(908)	(916)
Net Income Available to Common Shareholders	3,018	1,508	7,329	3,597

EARNINGS PER SHARE	0.38	0.19	0.92	0.45
DILUTED EARNINGS PER SHARE	0.37	0.19	0.90	0.45
DIVIDENDS PER SHARE	0.11	0.00	0.11	0.00

Charge-offs	706	287	2,485	865
Recoveries	338	127	485	248
Net charge-offs (recoveries)	368	160	2,000	617

Exhibit 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2012	2011
ASSETS
Cash and Due From Banks	27,698	29,380
Interest Bearing Bank Balances	43,199	42,676
Federal Funds Sold	4,829	10,832
Securities Available for Sale	300,775	278,479
Loans (net)	681,733	681,128
Other Real Estate Owned	14,831	14,642
Other Assets	27,887	33,682
Goodwill and Other Intangible Assets	32,748	33,268
TOTAL ASSETS	1,133,700	1,124,087

LIABILITIES & EQUITY
Deposits	946,367	925,078
Fed Funds/Repurchase Agreements	24,330	23,205
FHLB Advances	-	10,083
Other Borrowings	16,573	18,130
Other Liabilities	4,012	3,584
TOTAL LIABILITIES	991,282	980,080
Preferred Stockholder’s Equity	11,881	21,949
Common Stockholders’ Equity	130,537	122,058
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,133,700	1,124,087

TOTAL BOOK VALUE PER COMMON SHARE	16.43	15.38
Tangible Book Value per Common Share	12.30	11.19

Non-Accrual Loans	34,447	42,354
Loans 90 Days Past Due and Still Accruing	2,832	4,527